EXHIBIT 10.151

CONCERNED NTS SHAREHOLDERS
c/o Jeffrey E. Eberwein
4 Lockwood Avenue
Old Greenwich, Connecticut 06870

November 1, 2012

NTS, Inc.
5307 W Loop 289
Lubbock, TX 79414
Attn.: Guy Nissenson, President and CEO
guy@ntscominc.com

Re: Agreement to be named in NTS, Inc.’s Proxy Statement

VIA ELECTRONIC MAIL

Dear Guy:

I understand you have scheduled or will schedule a board meeting to discuss the proxy statement to be filed for NTS, Inc.’s (the “Company”) annual meeting scheduled to be held in December 2012 (the “2012 Annual Meeting”).

As discussed in our meeting on Monday, October 29, 2012, Richard K. Coleman and I consent to be named in the Company’s Proxy Statement for the 2012 Annual Meeting (the “Proxy”) as director nominees.  I understand the slate of 9 director nominees to be named in the Proxy will be Guy Nissenson, Shemer S. Schwarz, Arie Rosenfeld, Timothy M. Farrar, Alan L. Bazaar, Don Carlos Bell III, Andrew J. MacMillan, Jeffrey E. Eberwein and Richard K. Coleman, Jr., it being understood that up to two of any of the foregoing first seven named nominees may be replaced by such other nominees as determined by the Company after consulting with its major shareholders (such slate, the “2012 Slate”). We will provide the Company with any additional information on Mr. Coleman and me as reasonably required under applicable corporate and securities laws and as a condition to his being named in the Proxy, Mr. Coleman will deliver the Company his formal written consent to be named in the Proxy and his agreement to the last sentence of the next paragraph.

Based on my understanding that the 2012 Slate will be named in the Proxy (assuming, in Mr. Coleman's case, his delivery to the Company of the above-referenced consent and agreement), from and after the date of this letter, the Concerned NTS Shareholders hereby withdraw their Notice of Slate of Board of Directors dated October 24, 2012, will cease all efforts with respect to soliciting proxies from the Company’s shareholders in connection with the 2012 Annual Meeting and will vote all their shares in favor of the 2012 Slate at the 2012 Annual Meeting (subject to the condition subsequent that the Company proceeds in accordance with the understanding expressed in this letter). Furthermore, provided all of the 2012 Slate agree to the same limitation, for as long as Mr. Coleman or I serve as directors of the Company, Mr. Coleman and I shall not, directly and/or indirectly, including as part of a group, solicit, encourage, initiate and/or support the solicitation by others, of proxies in connection with the election of new directors to the board of directors of the Company.

In addition, upon receiving a draft copy of the Proxy the Company anticipates filing with the SEC, the Concerned NTS Shareholders will file an amendment to their Schedule 13D initially filed with the SEC on October 24, 2012, formally disbanding the Concerned NTS Shareholders.  This amendment will state the Concerned NTS Shareholders will not contest the Proxy filed by the Company and will vote all their shares in favor of the 2012 Slate at the 2012 Annual Meeting.

If you are in agreement with the steps outlined above, please countersign in the space provided below not later than November 6, 2012.  To meet the disclosure requirements of Section 13(d) of the Security Exchange Act of 1934, we may be required to disclose the substance of this letter in an amendment to the Filed 13D, and we understand that the Company may be required in connection with the matters referenced in this letter to file a Current Report on Form 8-K.

Sincerely,

The Concerned NTS Shareholders

By:	/s/ Jeffrey E. Eberwein
Jeffrey E. Eberwein, Authorized Representative
Jeffrey E. Eberwein, individually

Agreed:

NTS, Inc.

By: /s/ Guy Nissenson
Guy Nissenson, President and Chief Executive Officer
Dated: November 5, 2012

cc:  Concerned NTS Shareholders
Mr. Frederic Dorwart, Esq.
Ms. Amanda D. Lovelace, Esq.